May 17, 2005

Re: Wells REIT II Dividend Coverage

Dear Financial Representative:

The early indication from investors who are receiving a special distribution from their investments in the Wells REIT is that many intend to place these dollars into Wells REIT II. As we model the remainder of 2005, we believe we have the ability to maintain the 6% dividend through the end of the year, even though we do not know for certain the amount of additional in-flows of capital or if there may need to be some short-term borrowing to support the 6% dividend based on such in-flows.

While some REITs borrow to support their annual dividends, we have always maintained the philosophy of funding dividends from "cash from operations," and we are very sensitive to any situation that might cause a temporary deviation from our philosophy. Should a large amount of capital flow quickly into Wells REIT II, we may need to place those funds in a low-interest-bearing account and borrow temporarily to maintain the 6% dividend while we identify additional quality Class-A office and industrial properties in which to invest. Please rest assured that we are focused on identifying the appropriate properties to purchase for Wells REIT II and will work diligently to fully and prudently invest all of your clients' money as efficiently and effectively as possible.

Our staff is always carefully and constantly monitoring cash flows and market conditions, and evaluating their impact on our complex earnings and dividend models. Should we see degradation of the models as we enter 2006, we are prepared to lower the dividend rate rather than compromise the quality of investments in the overall portfolio. Should this be the case, we will seek to provide you with timely notice of any such change.

We appreciate your allowing us to assist your clients through investment portfolios of some of America's finest office and industrial buildings leased to highly creditworthy tenants. Thank you for your continued support of Wells Real Estate Funds.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

President

Wells Real Estate Funds

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This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this correspondence should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.